EXHIBIT 4.2
WARRANT
THIS SECURITY AND THE SHARES (AS DEFINED BELOW) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY SHARE MAY BE SOLD OR TRANSFERRED ABSENT SUCH REGISTRATION OR AN EXEMPTION THEREFROM.
Effective Date: [_____], 2008
WARRANT TO PURCHASE SERIES A CONVERTIBLE PREFERRED STOCK
OF
GETTING READY CORP.
EXPIRING [______________], 2013
THIS WARRANT CERTIFIES THAT [NAME] or its permitted assigns (“Holder”), for good and valuable consideration, the receipt of which is hereby acknowledged, has been granted the right to purchase from Getting Ready Corp., a Delaware corporation (the “Company”), at any time and from time to time, for a period commencing on the Effective Date (as defined below) and ending on the Expiration Date, [NUMBER OF SHARES] (the “Warrant Number”) validly issued, fully-paid and non-assessable shares (the “Shares”) of the Company’s Series A Convertible Preferred Stock, par value $.001 per share (“Series A Preferred”), subject to adjustment as provided herein, at the exercise price of $[_____] per share (the “Exercise Price”).
1.	Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, during the term (“Term”) commencing at 9:00 a.m., New York, New York time, on the date hereof (the “Effective Date”) and ending at 5:00 p.m., New York, New York time on [_____], 2013 (the “Expiration Date”), and shall be void thereafter.

2.	Exercise of Warrant.
2.1.	Manner of Exercise. The purchase rights represented by this Warrant are exercisable by the Holder in whole or in part, at any time, or from time to time, during the Term, by the surrender of this Warrant and the Notice of Exercise (in the form annexed hereto as Exhibit A), duly completed and executed on behalf of the Holder, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder), upon payment of the purchase price of the Shares to be purchased (i) in cash or wire transfer to an account designated by the Company, (ii) by a Net Issue Election as provided for below or (iii) a combination of the foregoing.

2.2.	Time of Exercise. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above (the “Exercise Date”), and the Person entitled to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date. As used in this Warrant, “Person” shall mean an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

2.3.	Delivery of Certificate and Revised Warrant. As promptly as practicable on or after the Exercise Date and in any event within fifteen (15) days thereafter, the Company at its expense, will issue and deliver to the Person(s) entitled to receive the same a certificate or certificates for the number of Shares issuable upon such exercise or other appropriate written evidence of the issuance of the Shares. In the event that this Warrant is exercised in part, the Company at its expense shall execute and deliver a new Warrant of like tenor exercisable for the number of Shares for which this Warrant may then be exercised at the same time.

2.4.	Fractional Shares. Upon the surrender for exchange of this Warrant, if the Holder would be entitled to a fractional Share of Series A Preferred (after aggregating all warrants to purchase fractional shares of Series A Preferred that otherwise would be received by such Holder), then such Holder shall receive from the Company, in respect of such fractional Share of Series A Preferred, a fractional Share of Series A Preferred rounded up to 1/1000th of a decimal place. No fractional shares or scrip representing fractional shares of any other security into which this Warrant may be exercisable at any time shall be issued upon the exercise of this Warrant. In lieu of any such other fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

2.5.	Net Issue Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one Share is greater than the Exercise Price, in lieu of exercising this Warrant for cash, the Holder may elect to receive Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise and notice of such election in which event the Company shall issue to the Holder a number of Shares computed using the following formula:

X =	Y (A-B)
A

Where:

X =	the number of Shares to be issued to the Holder

Y =	the number of Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A =	the fair market value of one Share (at the date of such calculation)

B =	Exercise Price
For purposes of the above calculation, fair market value of one Share shall be determined in good faith by the Board of Directors of the Company; provided, however, that where there exists a public market for the Shares (or the Common Stock of the Company, par value $.001 (the “Common Stock”), underlying the Shares) at the time of such exercise, the fair market value per Share shall be the average of the closing bid and asked prices of the Shares (or the Common Stock underlying the Shares) quoted in the Over-the-Counter Market Summary or the last reported sale price of the Shares (or the Common Stock underlying the Shares) or the closing price quoted on the American Stock Exchange or on any exchange or market on which the Shares (or the Common Stock underlying the Shares) are listed, whichever is applicable, as published in the Eastern Edition of The Wall Street Journal for the three (3) trading days immediately prior to the date of determination of fair market value on which at least 10,000 Shares (or the Common Stock underlying the Shares) were traded. Calculation of the fair market value of a Share based upon the Common Stock underlying one Share shall take into account the conversion ratio of the Shares. The Company shall promptly respond in writing to an inquiry by the Holder as to the fair market value of one Share at any particular time.

3.	Adjustments to the Shares.
3.1.	Merger, Sale of Assets, etc. If at any time while this Warrant, or any portion thereof, is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of securities otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another entity in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the Company’s shares of capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person, this Warrant shall thereafter represent the right to acquire the number of Shares or other securities or property which the Holder of this Warrant would have owned immediately after the consummation of such reorganization, merger, consolidation, sale or transfer, if the Holder of this Warrant had exercised this Warrant immediately before the effective date of the reorganization, merger, consolidation, sale or transfer.

3.2.	Reclassification, etc. If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Warrant Number shall be appropriately adjusted, all subject to further adjustment as provided for herein.

3.3.	Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Warrant Number shall be proportionately increased (and the Exercise Price decreased correspondingly) in the case of a split or subdivision or proportionately decreased (and the Exercise Price increased correspondingly) in the case of a combination.

3.4.	Adjustments for Dividends in Shares or Other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor, other or additional securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of Shares receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional securities or property (other than cash) of the Company that such Holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such Shares and/or all other additional securities available to it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Warrant.

4.	Certificate as to Adjustments or New Warrant. Upon the occurrence of each adjustment or readjustment pursuant to Section 3, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder (a) a replacement warrant reflecting such adjustment or readjustment or (b) a certificate setting forth, in reasonable detail, the event requiring the adjustment or readjustment, the amount of such adjustment or readjustment, the method by which such adjustment or readjustment was calculated, the Exercise Price, and the number of Shares and the amount, if any, of other property that at the time would be received upon the exercise of the Warrant. The Company shall upon the written request, at any time, of any such Holder, furnish or cause to be furnished to such Holder a like certificate.

5.	Notice of Certain Events. If at any time during the Term when this Warrant or any portion thereof remains outstanding, (i) there shall be any capital reorganization or reclassification of the share capital of the Company or any other event set forth in Section 3 above; (ii) an initial public offering of securities of the Company pursuant to an effective registration statement, prospectus or similar document; (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company; or (iv) there shall be declaration of a cash dividend or a record date therefor, then, in any one or more of said events, the Company shall deliver to the Holder prior written notice thereof, including the date on which (a) a record shall be taken in connection with such event and (b) the consummation date of such event. Such written notice shall be delivered to the Holder at least thirty (30) days prior to the consummation of the applicable event and not less than thirty (30) days prior to the record date in respect thereto.

6.	Share Legend. Each certificate for Shares (or other securities) issued upon exercise of this Warrant shall bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 UNLESS REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.
7.	Shares to be Fully Paid. The Company will issue Shares (or other securities) pursuant to this Warrant as fully paid, non-assessable and free from all liens and encumbrances.

8.	Company to Reserve Shares. At all times before the Expiration Date that this Warrant, or any portion hereof, remains outstanding, the Company will reserve and keep available, free from preemptive rights, out of its authorized but unissued Shares or Shares held in the treasury of the Company, for the purpose of effecting the exercise of this Warrant, the full number of Shares then deliverable upon the exercise of this Warrant. The issuance of this Warrant shall constitute full authority to those officers of the Company who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for Shares upon exercise of this Warrant.

9.	Exchange of Warrant. The Holder may exchange this Warrant, at the Company’s expense, at any time prior to the Expiration Date, by surrendering this Warrant to the Company, for other warrant certificates, upon the same terms and conditions of this Warrant, which in the aggregate entitle the Holders to purchase the balance of Shares (or other securities) then covered by this Warrant.

10.	No Rights as Stockholder. Except as otherwise provided herein, this Warrant will not entitle the Holder to any of the rights of a stockholder of the Company, including, without limitation, the right to vote or to receive distributions.

11.	No Obligation to Make any Cash Payment. The Holder of this Warrant does not have the right to require that the Company pay the Holder the cash value of the Warrant in lieu of the issuance of the Shares or to demand any cash payment for any default or delay by the Company. The Company is under no obligation to make any cash payments to the Holder of this Warrant under any circumstances.

12.	Entire Agreement; Headings; Amendment. This Warrant sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter. All article and section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Warrant. This Warrant may not be amended except with the prior written consent of the Holder and the Company. Any instrument given by or on behalf of the Holder in connection with any consent to any modification or amendment will be conclusive and binding on all subsequent holders of this Warrant.

13.	Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company issue or cause to be issued a new Warrant or stock certificate of like tenor in lieu of such Warrant or stock certificate.

14.	Transfer. The securities evidenced hereby have not been registered under the Securities Act of 1933 or any state securities laws; such securities may not be transferred, sold, pledged, or otherwise disposed of unless such securities are registered under the Securities Act of 1933 and such state laws or such transactions are exempt from the registration requirements thereof. Upon surrender of this Warrant as a result of a transfer hereof, the Company, at the expense of the transferee or transferor hereof, as the transferee and transferor may decide between themselves, will issue and deliver to, or to the order of, the transferee a new Warrant in the name of such transferee, or as such transferee (on payment by such transferee of any applicable transfer taxes) may direct, calling in the aggregate on the face thereof for the number of Shares called for on the face of this Warrant. As a condition to effecting any transfer, the Holder shall notify the Company of the proposed transfer by delivering a Notice of and Form of Assignment (in the form annexed hereto as Exhibit B), duly completed and executed on behalf of the Holder at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder).

15.	Successors and Assigns. This Warrant shall not be assignable by the Company without the prior written consent of the Holder and any such assignment in violation hereof shall be null and void. Subject to the foregoing, this Warrant shall bind and inure to the benefit of the Company and its permitted successors and assigns, the Holder and its successors and assigns.

16.	Applicable Law. This Warrant shall be construed in accordance with, and governed by, the laws of the State of Delaware without giving effect to the conflict of laws provisions thereof.

17.	Waiver. No failure or delay on the part of any of the parties in exercising any right, power or privilege hereunder and/or under any applicable laws or the exercise of such right or power in a manner inconsistent with the provisions of this Warrant or applicable law shall operate as a waiver thereof. Any waiver must be evidenced in writing signed by the party against whom the waiver is sought to be enforced.

18.	Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Warrant will be in writing and will be effective and deemed delivered to such party at their address or facsimile number as set forth on the books and records of the Company (or in the case of the Company, at its principal business office) on the earliest of the following: (a) all notices and other communications delivered in person or by courier service shall be deemed to have been delivered as of actual delivery thereof; or, (b) those given by facsimile transmission shall be deemed delivered on the following business day after transmission, with confirmed transmission thereof; or (c) all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given seven (7) days after posting.
[Signature on next page.]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the Effective Date set forth above.

GETTING READY CORP., a Delaware corporation
By:
Name:
Title:

EXHIBIT A
NOTICE OF EXERCISE
Dated:  _____
1. The undersigned hereby elects to purchase  _____ shares of the [_____] stock of Winston Laboratories, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such securities in full. Such purchase price is being paid [insert whether by cash and/or cancellation of indebtedness].
1. The undersigned hereby elects to convert the attached Warrant into shares of the [_____] stock of  _____  in the manner specified in Section 2.5 of the Warrant. This conversion is exercised with respect to  _____  of the securities covered by the Warrant.
[Strike paragraph that does not apply.]
2. Please issue certificate(s) representing said shares in the name of the undersigned or in such other name(s) as is specified below and deliver such certificates to the address(es) specified below:
[insert name(s) and address(es)]
3. Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:
[strike if not applicable]

[Insert name of Holder]
By:
Name:
Title:

EXHIBIT B
NOTICE OF AND
FORM OF ASSIGNMENT
(TO BE SIGNED ONLY ON TRANSFER OF WARRANT)
For value received, the undersigned hereby sells, assigns, and transfer unto _____, federal taxpayer identification number _____, whose address is _____, the right represented by the within Warrant to purchase _____shares of [_____] Stock of  _____ to which the within Warrant relates, and appoints the Secretary of _____ Attorney to transfer such right on the books of _____ with full power of substitution in the premises.

Dated:
(Signature must conform to name of holder as specified on the face of the Warrant)

Address
Signed in the presence of: